UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2016

SharkReach, Inc.
(Exact name of registrant as specified in its charter)

 Nevada

(State or other jurisdiction of incorporation)

001-37579

(Commission File Number)

46-0912423

(IRS Employer Identification No.)

205 Pier Ave., Suite 101

Hermosa Beach, California 90254

(Address of principal executive offices)(Zip Code)

(775) 321-8234

(Registrant's telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement with Steve Smith

On February 18, 2016, SharkReach, Inc., a Nevada corporation (the "Company"), entered into an Employment Agreement (the "Employment Agreement") with Steve Smith, the Company's President and Chief Executive Officer, Secretary, Treasurer and sole director.

The Employment Agreement provides that Mr. Smith shall serve as Chief Executive Officer of the Company for a term of three years in exchange for an initial monthly base salary of 16,667, or $204,000 on an annualized basis (the "Base Salary"). Additionally, Mr. Smith is eligible to earn an annual bonus (the "Annual Bonus") of up to fifty percent (50%) of the Base Salary, pro-rated for any partial years during the three-year term, based upon the achievement of annual performance goals established by a not-yet-established compensation committee (the "Compensation Committee") of the board of directors of the Company. Ms. Smith is currently the sole director of the Company, and as the sole director, he has not established a Compensation Committee but has the power to do so at any time.

Mr. Smith is also eligible for stock options under the Employment Agreement. The Company is obligated to grant Mr. Smith from an as yet unestablished employee stock option plan (the "Plan") an initial sum of options to purchase common stock equal to not less than 25% of the overall options available for grant under the Plan. For as long as Mr. Smith serves as the Chief Executive Officer of the Company, Mr. Smith will be entitled to a sum of stock options that may be above the minimum but will never be less than 25% of the available employee stock options under the Plan.

Under the Employment Agreement, Mr. Smith is also entitled to receive (i) employee benefits which now do not exist, but may come into being at some time in the future, if the Company adopts them, (ii) 20 paid vacation days per year, and (iii) reimbursement for all reasonable business expenses related to the Company's operations and Mr. Smith performance of his duties on behalf of the Company.

The Employment Agreement shall automatically extend for one-year periods at the expiration of the three-year term unless either party provides written notice to the other party not less than 60 days prior to the end of any such anniversary of its intent not to renew the Employment Agreement or unless earlier terminated by Company or by Employee.

If the Company terminates Mr. Smith for cause, or Mr. Smith terminates his employment without good reason, Mr. Smith shall be entitled to receive any unaccrued Base Salary, any unpaid vacation or bonuses, and all other benefits for the term of the Employment Agreement until the date of termination.

If the Company terminates Mr. Smith without cause or does not renew his Employment Agreement, or Mr. Smith terminates his employment for good reason, Mr. Smith shall be entitled to receive the Base Salary for the greater of for the greater of (i) 12 months and (ii) the unexpired portion of the then-current term period, payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within 15 days following the termination date, (iii) a pro-rated portion of his annual bonus, if any, and (iv) possible continued health care benefits for a period of up to 18 months.

Finally, the Employment Agreement prohibits Mr. Smith from engaging in activities which compete with the Company or disclose any of its trade secrets or otherwise confidential information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description of Exhibit

10.1	Employment Agreement, dated February 18, 2016, by and between the Company and Steve Smith.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SharkReach, Inc. (Registrant)

Date: March 2, 2016	By:	/s/ Steve Smith
	Name:	Steve Smith
	Title:	President and Chief Executive Officer